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                                                                      EXHIBIT 11



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 33-14190 of Merrill Lynch Funds For Institutions Series of our report dated May 27, 1999 appearing in the annual report to shareholders of Merrill Lynch Funds For Institutions Series, consisting of Merrill Lynch Premier Institutional Fund, Merrill Lynch Institutional Fund, Merrill Lynch Rated Institutional Fund, Merrill Lynch Government Fund, Merrill Lynch Treasury Fund, and Merrill Lynch Institutional Tax-Exempt Fund (each a separate series of Merrill Lynch Funds For Institutions Series) for the year ended April 30, 1999, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts
August 27, 1999